Exhibit 99.1

Press Release	Source: VIA NET.WORKS, Inc.

VIA NET.WORKS Completes Sale of All VIA Operations
Shareholders Approve Transaction and Adopt Proposal to Dissolve Company

AMSTERDAM, The Netherlands, October 21, 2005. VIA NET.WORKS, Inc. (VNWI: Euronext; OTC: VNWI.PK), today announced that it had completed the sale of substantially all of its operating assets to Interoute Communications Holdings S.A. and certain of its affiliates for $18.1 million, of which $5.0 million was advanced to the Company prior to the closing under an interim financing facility.  In the asset sale, Interoute acquired all of the Company’s remaining business operations comprised of its PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and its VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to VIA’s centralized back office and technical support systems.

The sale was closed shortly after the Company’s special meeting of its shareholders in which the requisite shareholder vote was obtained to approve the asset sale.  At the special meeting, shareholders holding 67% of the Company’s total outstanding voting shares approved the proposal regarding the asset sale, representing 99% of all proxies represented and votes cast at the meeting.

The Company also announced that at the special meeting, VIA’s shareholders approved a plan providing for the voluntary dissolution of the Company.  VIA intends to file a certificate of dissolution with the Delaware Secretary of State within two weeks.  Upon the filing of the certificate, VIA intends to instruct its stock transfer agent to close the share transfer books of the Company, at which time, VIA expects that its stock will cease to be quoted on a US registered securities exchange. Pursuant to the plan of dissolution, VIA will liquidate its remaining assets, satisfy or make reasonable provisions for its remaining obligations and make distributions to its shareholders of all remaining proceeds.  If the Company’s board of directors determines that liquidation and dissolution is not in VIA’s best interests and the best interests of its shareholders and creditors, our board of directors may direct that the plan of dissolution be abandoned or may amend or modify the plan of dissolution to the extent permitted by Delaware law.

The Company further noted that it will begin immediately to use the net proceeds of the sale transaction to pay down its significant outstanding obligations to creditors and vendors.

About VIA NET.WORKS, Inc.

For more information about VIA NET.WORKS, Inc. (Euronext: VNWI; OTC: VNWI-PK), please visit our website at: http://www.vianetworks.com.